EXHIBIT 99.1
CALCULATION OF THE MAXIMUM NOTES BALANCE AT MARCH 31, 2006
UNDER THE SENIOR SECURED NOTES FACILITY DATED JANUARY 13, 2005

I. Lesser of:
A. the product of:
1. the Free Cash Flow Multiple	8.0	x
Multiplied by
2. Services Business Free Cash Flow	$5,954

			$47,632
Or
B. the product of:
x. 2.0 times	2.0	x
multiplied by
y. Services Business Revenue	$25,963

			$51,926
II. Lesser of
1. 50% of the results of the immediately preceding clause (I)			$23,816
Or
2. 30% of the Company’s After-tax PV10			$13,055
III. 10% of the Company’s After-tax PV10			$4,352

Maximum Notes Balance = (I) + (II) + (III)			$65,039

Aggregate Notes Outstanding at Determination Date			$50,000

Company’s After-tax PV10 as of 12/31/05			$43,517

Services Business Revenue {Section 2(a)(xxxx)}			$25,963
Services Business operating income	$8,876
Services Business depreciation and amortization expense	1,268
Less: Any net operating income from affiliates	—

(A) Services Business net operating income before interest, taxes,			$10,144
(B) Aggregate interest paid on permitted indebtedness			—
Services Business capital expenditures	$(4,940)
Less: Issuances of stock by Infinity, less costs	750

	(4,190)
Less: Aggregate interest expense	(—)

Services Business capital expenditures, not funded	(4,190)		(4,190)

Services Free Cash Flow {Section 2(a)(xxxix)}			$5,954